EXHIBIT 16.1

[KPMG LLP LETTERHEAD]

June 10, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We were previously principal accountants for Wireless Facilities, Inc. and, under the date of March 24, 2005 (except as to Note 18 which is as of March 28, 2005), we reported on the consolidated financial statements of Wireless Facilities, Inc. as of and for the years ended December 31, 2004 and 2003.  In addition, under the date of April 29, 2005, we reported on management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004. On June 6, 2005 our appointment as principal accountants was terminated.  We have read Wireless Facilities, Inc.’s statements included under Item 4.01 of its Form 8 K dated June 10, 2005, and we agree with such statements, except we are not in a position to agree or disagree with: (i) the last sentence made under Item 4.01(a)(2) or (ii) any of Wireless Facilities, Inc.’s statements made under Item 4.01 (b).

Very truly yours,

/s/ KPMG LLP

KPMG LLP